Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES APPOINTMENT OF VINCENT INTRIERI AS CHAIRMAN
OF THE BOARD AND JONATHAN FRATES AS CHIEF FINANCIAL OFFICER

Oklahoma City, Oklahoma, October 1, 2024 / PRNewswire / -- SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced changes to the Board and Management that will further position the Company to execute on its strategy.

Vincent (“Vince”) Intrieri has been appointed by the Board, by recommendation of the Nominating and Governance Committee, as Chairman effective October 1, 2024.

Mr. Intrieri is the Founder and CEO of VDA Capital Management LLC, a private investment fund founded in 2017. Mr. Intrieri was previously employed by Carl C. Icahn-related entities in various investment-related capacities from 1998 to 2016. From 2008 to 2016, Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, from 2004 to 2016, Mr. Intrieri was a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has served as a director of Transocean Ltd. (NYSE: RIG) since 2014 and Hertz Global Holdings, Inc. (NYSE: HTZ) since 2014. Mr. Intrieri previously served as a director of Navistar International Corporation from 2012 until 2021, Energen Corporation from March 2018 until November 2018, Conduent Incorporated from 2017 to 2018, Chesapeake Energy Corporation from 2012 to 2016, CVR Refining, GP, LLC, the general partner of CVR Refining, LP, from 2012 to 2014, Ferrous Resources Limited from 2015 to 2016, Forest Laboratories Inc. from 2013 to 2014, CVR Energy, Inc. from 2012 to 2014, Federal-Mogul Holdings Corporation from 2007 to 2013, Icahn Enterprises L.P. from 2006 to 2012, and was Senior Vice President of Icahn Enterprises L.P. from 2011 to 2012. Mr. Intrieri was also a director of Dynegy Inc. from 2011 to 2012, and Chair and a director of PSC Metals Inc. from 2007 to 2012. He served as a director of Motorola Solutions, Inc. from 2011 to 2012, XO Holdings from 2006 to 2011, National Energy Group, Inc. from 2006 to 2011, American Railcar Industries, Inc. from 2005 to 2011, WestPoint Home LLC from 2005 to 2011, and as Chair and a director of Viskase Companies, Inc. from 2003 to 2011. Ferrous Resources Limited, CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Icahn Enterprises, XO Holdings, National Energy Group, WestPoint Home, Viskase Companies and PSC Metals each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a noncontrolling interest in Dynegy, Hertz, Forest Laboratories, Navistar, Chesapeake Energy, Motorola Solutions and Transocean through the ownership of securities. Mr. Intrieri graduated, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting in 1984. Mr. Intrieri was a certified public accountant.

Mr. Intrieri said, “I am eager to join SandRidge as Chairman of the Board while the Company enters its next chapter. We plan to keep the organization lean while continuing to pursue capital returns, efficient drilling programs and other disciplined growth opportunities. I want to thank Jonathan for his service over the past six years and look forward to working with him and the team on the next phase of the business.”

Jonathan Frates will step down as Chairman of the Board, effective October 1, 2024, to transition to the role of Executive Vice President and Chief Financial Officer, effective October 21, 2024.

Mr. Frates has served most recently as Investment Director of Vision One Management Partners, a Miami-based investment manager from July 2022 through September 2024. Prior to Vision One, Mr. Frates served as Managing Director and Head of Family Office of Daughters Capital Corp., a single-family office from July 2021 through June 2022, and as Managing Director of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, from November 2015 through July 2021. Prior to Icahn Enterprises, Mr. Frates held roles at First Acceptance Corp., Diamond A Ford Corp., and Wachovia Securities LLC. Mr. Frates has served as Chairman of the Board of Directors of the Company since June 2018. Mr. Frates previously served as a director of Herc Holdings, Inc. from August 2019 until May 2022, VIVUS, Inc. from December 2020 until July 2021, Viskase Companies, Inc. from March 2016 until July 2021, American Railcar Industries, Inc. from March 2016 until December 2018, CVR Refining, LP from April 2016 until January 2019, Ferrous Resources Ltd. from December 2016 until July 2019, CVR Partners from April 2016 until July 2021, and CVR Energy, Inc. from March 2016 until July 2021. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School.

Mr. Frates said, “Following the recent Anadarko Basin acquisition I see the opportunity to join the team at SandRidge too compelling to pass up. The Company provides a stable platform and proven team to efficiently grow production and continue creating value for all stakeholders. I look forward to working even more closely with the team and welcome our new Chairman to the Board. I am excited for the future of SandRidge and the opportunity that lies ahead.”

Brandon Brown, Sr., will assume the role of Senior Vice President, Chief Accounting Officer. Mr. Brown most recently served as Chief Financial Officer since September 2023 and as the Company’s Corporate Controller since June 2020. Grayson Pranin, Chief Executive Officer, said, “We appreciate Brandon’s leadership over the last several years, and for his continued efforts in leading the Company’s Accounting activities. The further strengthened team, with Brandon’s continuity in accounting, Jonathan’s experience in finance, M&A and public markets, as well as Vince’s own demonstrable leadership and experience in the public and energy sectors, will further position the Company to execute its strategy, while integrating the assets associated with our recent acquisition.”

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the production, development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent and Anadarko regions in Oklahoma, Texas, and Kansas. Further information can be found at www.sandridgeenergy.com.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave. Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com